Exhibit 10.1

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (the “Agreement”) is made effective as of the ____ day of ________________, 2023 (the “Effective Date”), by and between Van Wert Federal Savings Bank (the “Bank”), and Andrew D. Holy (the “Executive”).  Any reference to the “Company” shall mean VWF Bancorp, Inc., the holding company of the Bank.

RECITALS

WHEREAS, the Executive is to be employed as an officer of the Bank;

WHEREAS, the Bank desires to assure itself of the Executive beginning active participation in the business of the Bank; and

WHEREAS, to induce the Executive to begin employment at the Bank and in consideration of the Executive’s agreeing to be employed by the Bank, the parties desire to specify the severance benefits due to the Executive in the event his employment with the Bank terminates under specified circumstances.

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

TERM OF AGREEMENT

Term; Renewal of Term.  The term of this Agreement will begin as of the Effective Date and will continue for a period of two (2) years (the “Term”).  Commencing on the first anniversary date of this Agreement (the “Renewal Date”) and continuing on each anniversary of the Renewal Date thereafter, the term of this Agreement shall renew for an additional year such that the remaining term of this Agreement is two (2) years; provided, however, that in order for this Agreement to renew, the disinterested members of the Board of Directors of the Bank (the “Board of Directors”) must take the following actions within the following time frames prior to each Renewal Date: (i) at least thirty (30) days prior to the Renewal Date, conduct or review a comprehensive performance evaluation of the Executive for purposes of determining whether to extend the Term; and (ii) affirmatively approve the renewal or non-renewal of the Term, which decision will be included in the minutes of the meeting of the Board of Directors.  If the decision of the disinterested members of the Board of Directors is not to renew the Term, then the Board of Directors will provide the Executive with a written notice of non-renewal (“Non-Renewal Notice”) prior to the applicable Renewal Date and the Agreement will expire at the end of the current Term.

Change in Control.  Notwithstanding the foregoing, in the event the Bank or the Company has entered into an agreement to effect a transaction that would be considered a Change in Control, as defined under Section 2, the Term will extended automatically so that it expires no sooner than two (2) years after the effective date of the Change in Control.

CERTAIN DEFINITIONS

(a)Base Salary.  For purposes of this Agreement, the term “Base Salary” means the annual rate of base salary paid to the Executive by the Bank.

(b)Change in Control.  For purposes of this Agreement, the term “Change in Control” means: (i) a change in the ownership of the Corporation; (ii) a change in the effective control of the Corporation; or (iii) a change in the ownership of a substantial portion of the assets of the Corporation as defined in accordance with Code Section 409A.  For purposes of this Section 2(b), the term “Corporation” means the Bank, the Company or any of their successors, as applicable.

(i)

A change in the ownership of a Corporation occurs on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than fifty (50) percent of the total fair market value or total voting power of the stock of the Corporation.

(ii)

A change in the effective control of the Corporation occurs on the date that either (A) any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vi)(D)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Corporation possessing thirty (30) percent or more of the total voting power of the stock of the Corporation, or (B) a majority of the members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors prior to the date of the appointment or election, provided that this subsection “(B)” is inapplicable where a majority stockholder of the Corporation is another corporation.

(iii)

A change in a substantial portion of the Corporation’s assets occurs on the date that any one person or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vii)(C)) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation that have a total gross fair market value equal to or more than forty (40) percent of the total gross fair market value of (A) all of the assets of the Corporation, or (B) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets.

For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulation 1.409A-3(i)(5), except to the extent that such regulations are superseded by subsequent guidance.

(c)Code.  “Code” means the Internal Revenue Code of 1986, as amended.

(d)Good Reason. The term “Good Reason” means a termination of employment by the Executive following a Change in Control if, without the Executive’s express written consent, any of the following occurs:

(i)	a material reduction in the Executive’s Base Salary;

(ii)

a material reduction in the Executive’s authority, duties or responsibilities from the position and attributes associated with the Executive’s executive position with the Bank in effect as of the Effective Date or any successor executive position, as mutually agreed to by the Bank and the Executive;

(iii)	the Bank requires the Executive to relocate to any office or location resulting in an increase in the Executive’s daily commute of thirty-five (35) miles or more; or

(iv)	a material breach of this Agreement by the Bank;

provided, however, that prior to any termination of employment for Good Reason, the Executive must first provide written notice to the Bank (or its successor) within ninety (90) days following the initial existence of the condition, describing the existence of the condition, and the Bank will thereafter have the right to remedy the condition within thirty (30) days of the date the Bank received the written notice from the Executive.  If the Bank remedies the condition within the thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to that condition.  If the Bank does not remedy the condition within the thirty (30) day cure period, then the Executive may deliver a Notice of Termination for Good Reason to the Bank at any time within sixty (60) days following the expiration of the cure period.

(e)Termination for Cause and Cause. The terms “Termination for Cause” and “Cause” mean termination of the Executive’s employment by the Bank because of, in the good faith determination of the Board of Directors, the Executive’s:

(i)material act of dishonesty or fraud in performing the Executive’s duties on behalf of the Bank;

(ii)willful misconduct that in the judgment of the Board of Directors will likely cause economic damage to the Bank or injury to the business reputation of the Bank;

(iii)breach of fiduciary duty involving personal profit;

(iv)intentional failure to perform the Executive’s stated duties after written notice thereof from the Board of Directors;

(v)willful violation of any law, rule or regulation (other than traffic violations or similar offenses which results only in a fine or other non-custodial penalty) that reflect adversely on the reputation of the Bank; any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order; or any violation of the policies and procedures of the Bank as outlined in the Bank’s employee handbook or policies, which would result in the termination of employment of employees of the Bank, as from time to time amended and incorporated herein by reference; or

(vi)material breach of any provision of this Agreement.

3.	BENEFITS UPON TERMINATION

If, subsequent to a Change in Control and during the Term of this Agreement, the Bank (or its successor) terminates the Executive’s employment other than for Cause, or if the Executive terminates his employment for Good Reason (collectively, a “Qualifying Termination Event”), then the Bank will pay the Executive, or the Executive’s estate in the event of the Executive’s subsequent death prior to receiving the payment due, the following:

(i)

a cash lump sum payment in an amount equal to two (2) times the sum of the Executive’s Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher), payable within thirty (30) days following the Executive’s Date of Termination; and

(ii)

In no event shall the payments or benefits to be made or provided to the Executive under this Agreement (the “Termination Benefits”) or otherwise constitute an “excess parachute payment” under Section 280G of the Code or any successor thereto.

4.	NOTICE; EFFECTIVE DATE OF TERMINATION

Any purported termination of employment by the Bank or by the Executive in connection with or following a Change in Control shall be communicated by a Notice of Termination to the other party hereto in accordance with Section 15.  For purposes of this Agreement, a “Notice of Termination” means a written notice which that indicates the Date of Termination and, in the event of termination by the Executive, the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.  The “Date of Termination” means termination of the Executive’s employment pursuant to this Agreement, which will be effective on the earliest of: (i) immediately upon notice to the Executive of the Executive’s termination of employment for Cause; (ii) within thirty (30) days, as specified by the Bank, after the Bank gives notice to the Executive of the Executive’s termination without Cause; or (iii) thirty (30) days after the Executive gives written notice to the Bank of the Executive’s resignation from employment for Good Reason, provided that the Bank may set an earlier termination date at any time prior to that date, in which case the Executive’s resignation will be effective as of the date set by the Bank.

5.	SOURCE OF PAYMENTS

All payments provided in this Agreement shall be timely paid by check or direct deposit from the general funds of the Bank (or any successor of the Bank).

6.	NO ATTACHMENT

Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

7.	ENTIRE AGREEMENT; MODIFICATION AND WAIVER

(a)This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Bank and the Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided.  No provision of this Agreement shall be interpreted to mean that the Executive is subject to receiving fewer benefits than those available to the Executive without reference to this Agreement.

(b)This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(c)No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with the waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of the term or condition for the future or as to any act other than that specifically waived.

8.	SEVERABILITY

If any provision of this Agreement is determined to be void or unenforceable, then the remaining provisions of this Agreement will remain in full force and effect.

9.	GOVERNING LAW

This Agreement will be governed by the laws of the State of Ohio but only to the extent not superseded by federal law.

10.	ARBITRATION

Any dispute or controversy arising under or in connection with this Agreement will be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator, mutually acceptable to the Bank and the Executive, sitting in a location selected by the Bank within 50 miles from the main office of the Bank, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

If the occurrence of a Qualifying Termination Event is disputed by the Bank, and if it is determined in arbitration that the Executive is entitled to the compensation under Section 3 of this Agreement, the payment of the compensation by the Bank will commence immediately following the date of resolution by arbitration, with interest due to the Executive on the cash amount that was not paid pending arbitration (at the prime rate as published in The Wall Street Journal from time to time), and the Executive will be entitled to reimbursement of legal fees and expenses incurred by the Executive in arbitration (upon provision to the Bank of a detailed invoice with respect to such time and expenses).

11.	OBLIGATIONS OF BANK

The termination of the Executive’s employment, other than a Qualifying Termination Event following a Change in Control, will not result in any obligation of the Bank (or any affiliate of the Bank, including the Company) under this Agreement.

12.	SUCCESSORS AND ASSIGNS

The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

TAX WITHHOLDING.

The Bank may withhold from any amounts payable to the Executive hereunder all federal, state, local or other taxes that the Bank may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood that the Executive is responsible for payment of all taxes in respect of the payments and benefits provided herein).

APPLICABLE LAW

In no event will the Bank (or any affiliate) be obligated to make any payment pursuant to this Agreement that is prohibited by Section 18(k) of the Federal Deposit Insurance Act (codified at 12 U.S.C. sec. 1828(k)), 12 C.F.R. Part 359, or any other applicable law.

Notwithstanding anything in this Agreement to the contrary, to the extent that a payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that the payment or benefit is payable upon the Executive’s termination of employment, then the payments or benefits will be payable only upon the Executive’s “Separation from Service.”  For purposes of this Agreement, a “Separation from Service” will have occurred if the Bank and the Executive reasonably anticipate that either no further services will be performed by the Executive after the Date of Termination (whether as an employee or as an independent contractor) or the level of further services performed is less than fifty (50) percent of the average level of bona fide services in the thirty-six (36) months immediately preceding the termination.  For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii).

Notwithstanding the foregoing, if the Executive is a “Specified Employee” (i.e., a “key employee” of a publicly traded company within the meaning of Section 409A of the Code and the regulations issued thereunder) and any payment under this Agreement is triggered due to the Executive’s Separation from Service, then solely to the extent necessary to avoid penalties under Section 409A of the Code, no payment shall be made during the first six (6) months following the Executive’s Separation from Service.  Rather, any payment that would otherwise be paid to the Executive during that six-month period will be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Executive’s Separation from Service.  All subsequent payments shall be paid in the manner specified in this Agreement.

Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes Treasury Regulation Section 1.409A-2(b)(2).

NOTICE.

For the purposes of this Agreement, notices and all other communications provided for in this Agreement will be in writing and will be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below or if sent by facsimile or email, on the date it is actually received.

To the Bank	Van Wert Federal Savings Bank 976 S. Shannon Street Van Wert, Ohio 45891 Attention: Corporate Secretary
To the Executive:	Most recent address on file with the Bank

COUNTERPARTS

This Agreement may be executed in two (2) or more counterparts by original signature, facsimile or any generally accepted electronic means (including transmission of a pdf containing executed signature pages), each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

[Signature Page Follows]

SIGNATURES

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by its duly authorized officer, and the Executive has signed this Agreement, as of the Effective Date specified above.

VAN WERT FEDERAL SAVINGS BANK

By:

EXECUTIVE

Andrew D. Holy